UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2006

VALERO L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-16417	74-2956831
State or other jurisdiction	(Commission File Number)	(IRS Employer
Of incorporation		Identification No.)

One Valero Way
San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 345-2000

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[	] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[	] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 26, 2006 the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Valero GP, LLC (the “Company”), the general partner of the general partner of Valero L.P., approved certain compensation arrangements for each of the Company’s “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K).

Performance Unit Awards. The Committee approved awards of performance units for each of the Company’s named executive officers pursuant to the terms of the Company’s 2000 Amended and Restated Long-Term Incentive Plan (“LTIP”). The performance units are payable in units of Valero L.P.’s common units (“Common Unit”). The performance units vest annually in one-third increments beginning on the first anniversary of their grant date. Upon vesting, the performance units are converted into a number of Common Units based upon Valero L.P.’s total unitholder return during rolling three-year periods that end on December 31 of each year following the date of grant. At the end of each performance period, Valero L.P.’s total unitholder return is compared to its peer group and is ranked by quartile. Holders of the performance units then earn 0 percent, 50 percent, 100 percent or 150 percent of that portion of the initial grant that is vesting, depending upon whether Valero L.P.’s total unitholder return is in the last, third, second or first quartile, respectively; holders earn 200 percent if Valero L.P. is the highest ranking entity in the peer group.

Note. The forms of agreements filed as exhibits to this Current Report – together with the LTIP and the disclosures stated above – contain the material terms and conditions for participation in the compensation arrangements described in this Item. In reliance on Instruction 1 to Item 601(b)(10) of Regulation S-K, the Company is not filing each individual’s personal arrangement under the plans.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

*10.01	Valero GP, LLC 2000 Amended and Restated Long-Term Incentive Plan, as amended and restated effective January 26, 2005

*10.02	Form of Performance Award Agreement

___________

*filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALERO L.P.

By:	Riverwalk Logistics, L.P. its general partner

	By:	Valero GP, LLC its general partner

Date: January 27, 2006	By:	/s/Amy L. Perry
	Name:	Amy L. Perry
	Title:	Assistant Secretary

Exhibit Index

Exhibit No.	Description

EX-10.01	Valero GP, LLC 2000 Amended and Restated Long-Term Incentive Plan, as amended and restated effective January 26, 2006

EX-10.02	Form of Performance Award Agreement